As filed with the Securities and Exchange Commission on November 25, 2009

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(B) OR 12(G) OF THE

SECURITIES EXCHANGE ACT OF 1934

STRATEGIC HOTELS & RESORTS, INC.

(Exact name of registrant as specified in its charter)

Maryland	33-1082757
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 West Madison Street Suite 1700 Chicago, Illinois	60606-3415
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities to be registered pursuant to Section 12(g) of the Act:  None.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form 8-A is being filed to amend the description of the securities registered pursuant to the Registration Statement on Form 8-A filed by Strategic Hotels & Resorts, Inc. (the “Company”) with the Securities and Exchange Commission on November 18, 2008, as amended on November 19, 2008 (the “Form 8-A”). The Form 8-A was filed with respect to the rights issued pursuant to the Rights Agreement, dated November 14, 2008 (the “Rights Agreement”), by and between the Company and Mellon Investor Services LLC, as rights agent (the “Rights Agent”), pursuant to which the Company declared a dividend of one preferred share purchase right for each outstanding share of common stock, par value $.01 per share, of the Company. On November 24, 2009, the Rights Agreement was amended pursuant to Amendment No. 1 to the Rights Agreement, dated as of November 24, 2009 (the “Amendment”), by and between the Company and the Rights Agent, to extend the expiration date of the stockholder rights plan contemplated by the Rights Agreement and the rights issued thereunder. This Amendment No. 2 to the Registration Statement on Form 8-A is being filed to update the description of the rights registered pursuant to the Form 8-A based on the Amendment, which is attached as Exhibit 3 hereto, and to attach the Amendment as an exhibit.

PART I

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

The ninth paragraph of Item 1 of the Form 8-A is hereby amended and replaced in its entirety with the following:

The Rights were initially set to expire on November 30, 2009, unless previously redeemed, or such later date as determined by the Board of Directors of the Company. On November 24, 2009, the Rights Agreement was amended pursuant to Amendment No. 1 to the Rights Agreement, dated as of November 24, 2009 (the “Amendment”), by and between the Company and Mellon Investor Services LLC, as rights agent, to extend the expiration date of the Rights. After giving effect to the Amendment, which was effective as of the close of business on November 24, 2009, the Rights will expire on November 30, 2012, unless the Rights are earlier redeemed or amended by the Board of Directors of the Company.

The last paragraph of Item 1 of the Form 8-A is hereby amended and replaced in its entirety with the following:

Copies of the Articles Supplementary setting forth the terms of the Series D Junior Participating Preferred Stock of the Company, the Rights Agreement (including as Exhibit A the Form of Articles Supplementary and as Exhibit B the form of Right Certificate) and the Amendment have been filed as Exhibits 1, 2 and 3, respectively, to this Registration Statement on Form 8-A and are incorporated herein by reference. The foregoing description of the terms of the Rights Agreement, the Amendment, the Rights and the Preferred Shares is qualified in its entirety by reference to the Articles Supplementary, the Rights Agreement and the Amendment.

Item 2.	Exhibits.

1.	Articles Supplementary setting forth the terms of the Series D Junior Participating Preferred Stock, incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 18, 2008.*

2.	Rights Agreement, dated as of November 14, 2008, between Strategic Hotels & Resorts, Inc. and Mellon Investor Services LLC, as Rights Agent, which includes the Form of Articles Supplementary in respect of the Series D Junior Participating Preferred Stock (Exhibit A) and the Form of Rights Certificate (Exhibit B), incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on November 19, 2008.*

3.	Amendment No. 1 to the Rights Agreement, dated as of November 24, 2009, by and between Strategic Hotels & Resorts, Inc. and Mellon Investor Services LLC, amending the Rights Agreement, dated as of November 14, 2008, incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 25, 2009.

*	Previously filed.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

DATE: November 25, 2009

STRATEGIC HOTELS & RESORTS, INC.

By:		/S/ STEPHEN M. BRIGGS
	Name:	Stephen M. Briggs
	Title:	Senior Vice President, Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

1.	Articles Supplementary setting forth the terms of the Series D Junior Participating Preferred Stock, incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 18, 2008.*

2.	Rights Agreement, dated as of November 14, 2008, between Strategic Hotels & Resorts, Inc. and Mellon Investor Services LLC, as Rights Agent, which includes the Form of Articles Supplementary in respect of the Series D Junior Participating Preferred Stock (Exhibit A) and the Form of Rights Certificate (Exhibit B), incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on November 19, 2008.*

3.	Amendment No. 1 to the Rights Agreement, dated as of November 24, 2009, by and between Strategic Hotels & Resorts, Inc. and Mellon Investor Services LLC, amending the Rights Agreement, dated as of November 14, 2008, incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 25, 2009.

*	Previously filed.